Exhibit 99.1

Bain Capital Specialty Finance, Inc. Issues Letter to Shareholders

NEW YORK — March 30, 2020 — Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”) announced today that it issued an open letter to its shareholders regarding a business update amid the coronavirus disease 2019 (“COVID-19”) pandemic. The full text of the letter follows:

March 30, 2020

Dear Shareholder,

The emergence and rapid escalation of COVID-19 has deeply impacted all areas of our lives in ways we never thought possible.  While every dislocation is different, our experience successfully navigating through a number of other periods of extreme volatility has shown us the importance of transparency and regular communication both internally and externally. As you turn your focus on the health and wellbeing of you and your loved ones during these uncertain times, Bain Capital remains dedicated to safeguarding your investment in BCSF.

We want to provide an update on the steps we are taking to effectively manage the portfolio through this challenging time. We are fully operational, and the global reach and cross-platform dialogue among Bain Capital’s business lines is a clear advantage for our Private Credit Group as we all navigate the current environment. We have been in constant dialogue with the management teams of our portfolio companies and the private equity sponsors who own them. These conversations are just a component of our proactive approach to portfolio management. We want to use this opportunity to share our observations, provide an update on portfolio composition, and highlight the steps we are taking, including raising both new equity and debt capital, to position the Company to weather this storm while preparing to pursue new potential investment opportunities.

Current Positioning Reflects Our Disciplined Investment Approach and Defensive Stance

Rooted in Bain Capital’s heritage, we have assembled our portfolio and focused our investment strategy on deploying our capital in a careful and thoughtful manner -- and with a late cycle mentality. This has allowed us to insulate the Company’s portfolio by primarily investing in first dollar risk through senior secured positions; insisting on strong loan documentation, including covenant protections in an overwhelming majority of our loans; seeking broad company, industry, and geographic diversification; and aiming to have control of most of the debt tranches in which we invest. Our focus is on directly originating loans to middle market, sponsor-backed companies with $10-150 million of EBITDA. The median EBITDA of our companies was $47.1M as of December 31, 2019, and we have generally avoided smaller businesses as they tend to be less resilient during economic downturns. Additionally, 95% of our portfolio companies are backed by experienced private equity firms with the skills and resources necessary to guide them through periods of volatility.

Our portfolio as of year-end 2019 was invested in 114 companies across 30 industries and featured many important characteristics:

•	We have focused on lending into structures that provide strong lender controls, which typically allow for better outcomes during and after periods of distress. Eighty-nine percent of the loans in our portfolio have financial covenants, and we exert effective voting control in 88% of the investments in the portfolio.

•	First lien senior secured loans comprise 86% of the portfolio and our median leverage exposure was through 5.0x of EBITDA (compared to 6.0x in the large corporate market per S&P Global, Inc.).
•	No one borrower represents more than 3% of the portfolio, which should mitigate the impact any single investment will have on our results.
•	We have limited exposure to cyclical industries, including those currently experiencing significant distress, such as energy, hospitality, and airlines.
•	Technology (14%), aerospace & defense (12%), and healthcare & pharmaceuticals (10%) represent the three highest sector allocations in the portfolio today.

It is important to note that we have no direct investment in commercial aviation companies. In fact, if we further dissect our aerospace & defense investments, 6% is invested in aviation suppliers where we typically favor companies whose revenues are primarily tied to recurring maintenance and repair work; 3% is invested in aviation leasing where our investment is collateralized by hard assets; and the remaining 3% is invested in government defense suppliers or service providers, many of which have been deemed essential businesses during the current economic slowdown.

Actively Overseeing our Portfolio in the Near Term

At this stage it is too early to know how effective the containment measures being put in place will prove to be in terms of stalling the spread of the virus and allowing a return to greater economic activity. As a result, we are preparing for the continuation of an uncertain environment in the near-term. Some of the additional measures we have taken include:

•	Frequent communication with our portfolio company management teams and related private equity sponsors in order to understand contemporary and expected financial performance;
•	Re-underwriting each of our 114 portfolio companies in order to understand how they can be expected to perform if economic activity remains suppressed for an extended period of time; and
•	Building an internal watch list so we are poised to quickly engage with these companies and their private equity sponsors.

Prudently Managing our Liabilities and Liquidity

Our liability structure consists of well-considered facilities provided by counterparties with whom BCSF Advisors, LP (our “Advisor”), Bain Capital Credit and the broader Bain Capital platform have established strong relationships over a 35-year history. We have established long duration, floating rate liabilities with tiered maturity schedules that mitigate refinancing risk (no third party liabilities mature earlier than October 2022), and are well aligned with our primarily (99%) floating rate assets.

During the month of March 2020, we received unprecedented draw requests on revolving credit and delayed draw facilities we provided to our portfolio companies as many of them sought to husband excess cash as a defensive measure in these uncertain times. All of those draws were met in a timely fashion and we maintain adequate cash and additional borrowing capacity in reserve to meet any further such draw requests. Recently, we amended our own revolving credit facility arrangement with JP Morgan to expand its collateral base to include these revolving credit facilities to our portfolio companies.

As a further precaution, effective March 27, 2020, we entered into a backup revolver arrangement with our Advisor with a maximum credit limit of $50 million and an expiration date of March 27, 2023. We believe the increased capacity available under this facility will provide us with sufficient liquidity to navigate the current market conditions and dry powder as we consider new investment opportunities. The establishment of this facility is further evidence of the support and conviction our Advisor has in the Company’s business objectives, and the broader benefits the Company derives from its relationship to the Bain Capital platform.

We are also actively pursuing opportunities for BCSF to benefit from the recently enacted CARES Act that provides a $2 trillion stimulus package for individual taxpayers and U.S. small businesses.

Bolstering our Equity Capital Base through a Rights Offering

In addition to the above steps, following deliberations with our independent board members, we have filed an N-2 with the U.S. Securities and Exchange Commission today to seek to raise additional equity capital through a rights offering to existing investors.  We believe raising additional equity now allows us to further strengthen our balance sheet and provide additional flexibility to support our existing portfolio companies over the coming months. We believe this ultimately will also enable us to be creative and forward-leaning at a time when many other middle market companies will be seeking additional financing and other liquidity providers may be retreating.

Relying on an Experienced Team Backed By a Premier Global Asset Management Platform

Bain Capital is one of the world’s leading private alternative asset management firms with $105 billion of assets under management (as of December 31, 2019). The Advisor’s Private Credit Group, which is primarily responsible for the Company’s investments and performance, consists of 28 dedicated professionals, with a senior team that averages 14 years of industry experience. The Private Credit Group also draws on the expertise of Bain Capital Credit’s 35-person industry research team and 72-person distressed & special situations team, both particularly useful resources in the current economic environment.

In Conclusion

While the COVID-19 pandemic is surely a fast evolving situation with multiple layers of complexity, we believe market conditions should ultimately favor long-term minded, value-oriented, fundamental investors. This has been at the core of Bain Capital Credit’s approach since our founding in 1998. Rest assured the Company is well equipped to navigate the current environment as we remain focused on prudently managing the portfolio and our steady stewardship of your capital. We believe our investment, portfolio, and liability construction decisions have been well informed by the experience of the many investment and operating professionals at Bain Capital who have successfully navigated multiple market cycles and disruptions. As a business development company, we take our commitment to lending to middle market companies across the country and around the world seriously. Finally, we would like to thank all of you for your continued support as we navigate through this period together.

Sincerely,

Michael Ewald

President & CEO and Board Member, BCSF

Managing Director, Bain Capital Credit, LP

Rights Offering Information Subject to Completion

The information in this letter and the N-2 registration statement regarding the rights offering is not complete and may be changed. We may not sell these securities until the N-2 registration statement filed with the Securities and Exchange Commission is effective. This letter is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.